UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report	April 26, 2006
(Date of earliest event reported)

Protection One, Inc.	Protection One Alarm Monitoring, Inc.
(Exact Name of Registrant	(Exact Name of Registrant
as Specified in Charter)	as Specified in Charter)

Delaware	Delaware
(State or Other Jurisdiction	(State or Other Jurisdiction
of Incorporation)	of Incorporation)

1-12181-01	1-12181
(Commission File Number)	(Commission File Number)

93-1063818	93-1065479
(I.R.S. Employer	(I.R.S. Employer
Identification No.)	Identification No.)

1035 N. 3rd St.	1035 N. 3rd St.
Suite 101	Suite 101
Lawrence, Kansas 66044	Lawrence, Kansas 66044
(Address of Principal Executive	(Address of Principal Executive
Offices, Including Zip Code)	Offices, Including Zip Code)

(785) 856-5500	(785) 856-5500
(Registrant’s Telephone Number,	(Registrant’s Telephone Number,
Including Area Code)	Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

                On April 26, 2006, Protection One Alarm Monitoring, Inc. (the “Company”) and Protection One, Inc. (“POI”) entered into an Amended and Restated Credit Agreement, dated as of April 26, 2006 (the “Amended and Restated Credit Agreement”), with the several banks and other financial institutions or entities from time to time parties to the Amended and Restated Credit Agreement, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner in connection with the amendment and restatement, LaSalle Bank National Association, as syndication agent in connection with the amendment and restatement, Harris Nesbitt Financing, Inc., LaSalle Bank National Association and U.S. Bank National Association, as co-documentation agents, and Bear Stearns Corporate Lending Inc., as administrative agent.

                The Amended and Restated Credit Agreement provides for increased borrowing capacity under the Company’s term loan of up to $300.0 million, an increase of approximately $66.8 million compared to the previously outstanding amount.  The maturity of the Company’s amended term loan was extended by approximately one year, to March 31, 2012, subject to earlier maturity if the Company does not refinance its 8 1/8% senior subordinated notes due 2009 before July 2008.  Letters of credit remain available to the Company under the Amended and Restated Credit Agreement and will be issued by LaSalle Bank National Association.  Swingline loans are also available to the Company under the Amended and Restated Credit Agreement in an aggregate amount of up to $2,500,000 outstanding at any time.

                The incremental proceeds from the amended term loan, together with excess cash, will be used to make an aggregate special cash distribution of approximately $75.0 million, comprised of a dividend to holders of POI’s common stock and related payments to members of management who hold options for POI’s common stock.

                Borrowings under the Amended and Restated Credit Agreement will bear interest at a rate calculated according to a base rate or a Eurodollar rate, at the Company’s discretion, plus an applicable margin.  The applicable margin with respect to the amended term loan was reduced by 0.5% to 1.5% for a base rate borrowing and 2.5% for a Eurodollar borrowing.

                The Amended and Restated Credit Agreement contains covenants, including, among other things, covenants that restrict the ability of POI, the Company and its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers, consolidations or dispositions.  The Amended and Restated Credit Agreement also requires the Company to maintain certain varying leverage and interest coverage ratios.  If an event of default under the Amended and Restated Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

                This description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended and Restated Credit Agreement, which is included in Item 1.01 of this Current Report, is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1

Amended and Restated Credit Agreement, dated as of April 26, 2006, by and among Protection One Alarm Monitoring, Inc., Protection One, Inc., the several banks and other financial institutions or entities from time to time parties to the Amended and Restated Credit Agreement, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, LaSalle Bank National Association, as syndication agent, Harris Nesbitt Financing, Inc., LaSalle Bank National Association and U.S. Bank National Association, as co-documentation agents, and Bear Stearns Corporate Lending Inc., as administrative agent.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTION ONE, INC.

Date: April 28, 2006	By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive Vice President and
Chief Financial Officer

PROTECTION ONE ALARM
MONITORING, INC.

Date: April 28, 2006	By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive Vice President and
Chief Financial Officer